Exhibit 10(f)
HARRIS CORPORATION
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE I — TITLE, PURPOSE AND EFFECTIVE DATE
Section 1.1. Title. The title of this plan shall be the “Harris Corporation 2005 Supplemental Executive Retirement Plan”.
Section 1.2. Purpose. This plan shall constitute an unfunded nonqualified deferred compensation arrangement established for the purpose of providing deferred compensation for a select group of management or highly compensated employees (within the meaning of section 201(2) of ERISA).
Section 1.3. Effective Date. This plan is effective as of January 1, 2009 and shall govern (i) deferrals described herein for services performed in calendar years commencing on or after January 1, 2005 (and earnings thereon) and (ii) deferrals under the Prior SERP that were not earned and vested as of December 31, 2004 (and earnings thereon). All deferrals under the Prior SERP that were earned and vested as of December 31, 2004, and all earnings credited to such deferrals at any time (prior to, on or after January 1, 2005) shall be governed by the terms of the Prior SERP and shall not be subject to the terms of this plan.
ARTICLE II — DEFINITIONS
Each capitalized term used herein shall have the meaning set forth in the Harris Corporation Retirement Plan, as amended from time to time, except as otherwise set forth below.
2.1. Account — means an account established on the books of the Corporation, pursuant to Section 5.1, on behalf of a Participant. Subaccounts may be maintained within an Account (i) for each Plan Year with respect to which deferrals under the SERP are made on behalf of a Participant; (ii) for various sources of deferrals under the SERP made on behalf of a Participant and (iii) as otherwise established by the Committee. Unless otherwise determined by the Committee, a Participant may make separate form of distribution elections under Section 6.3 with respect to subaccounts within the Participant’s Account.
2.2. Account Balance Plan — means an “account balance plan” as defined in Treasury Regulation §1.409A-1(c)(2)(i)(A) (whether elective or non-elective in nature) maintained by the Corporation or an Affiliate, including without limitation, this SERP and the Prior SERP.
2.3. Affiliate — means an entity, other than the Corporation, that would be treated as part of the group of entities comprising the Corporation under sections 414(b) and (c) of the Code and accompanying regulations.
2.4. Code — means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
2.5. Code Limits — means contribution limits under any of section 401(a)(17), 401(k)(3), 401(m)(2)(A), 402(g) or 415 of the Code.

2.6. Committee — means the Employee Benefits Committee of the Corporation, the members of which are appointed by the Compensation Committee. Reference herein to the Committee shall include any person or committee to whom the Committee has delegated any of its authority pursuant to Section 7.2, to the extent of such delegation.
2.7. Compensation Committee — means the Management Development and Compensation Committee of the Board of Directors of the Corporation. Reference herein to the Compensation Committee shall include any person or committee to whom the Compensation Committee has delegated any of its authority pursuant to Section 7.2, to the extent of such delegation.
2.8. Corporation — means Harris Corporation, a Delaware corporation, or any successor thereto.
2.9. Election Form — means the form prescribed by the Committee which is completed by a Participant pursuant to Section 3.2 (which may be in written or electronic form). The Committee shall specify in the Election Form any limitations with respect to the percentage of the employee’s compensation that may be deferred in the aggregate under the Retirement Plan and SERP.
2.10. ERISA — means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
2.11. Fiscal Year — means the fiscal year of the Corporation.
2.12. General Compensation — means “Compensation” as defined in the Retirement Plan, except that (i) the dollar limitation imposed on tax-qualified plans under section 401(a)(17) of the Code shall not apply and (ii) PRP Compensation shall be excluded.
2.13. General Compensation Deferral — means a deferral under the SERP equal to (i) General Compensation that would have been contributed to the Retirement Plan as a pre-tax contribution had Code Limits not applied and (ii) the matching contribution attributable thereto that would have been made to the Retirement Plan had Code Limits not applied.
2.14. Investment Committee — means the Investment Committee — Employee Benefit Plans of the Corporation. Reference herein to the Investment Committee shall include any person or committee to whom the Investment Committee has delegated any of its authority pursuant to Section 7.2, to the extent of such delegation.
2.15. Matching Deferral — means a deferral under the SERP equal to a matching contribution that would have been made to the Retirement Plan had section 401(m)(2)(A) or 415 of the Code not limited the matching contributions made thereunder.
2.16. Newly Eligible Employee — means an employee who (i) newly is eligible to participate in the SERP and (ii) was not, at any time during the 24-month period ending on the date on which he or she became eligible to participate in the SERP, eligible to participate in any Account Balance Plan (irrespective of whether such individual in fact elected to participate in such plan). For this purpose, an employee is not eligible to participate in an Account Balance Plan solely on account of the accrual of earnings or interest on amounts previously deferred thereunder.

2.17. Participant — means an individual who satisfies the requirements of Section 3.1 and, if applicable, files an Election Form pursuant to Section 3.2.
2.18. Plan Year — means the calendar year.
2.19. Prior SERP — means the Harris Corporation Supplemental Executive Retirement Plan, effective as of March 1, 2003, as amended from time to time, and under which contributions ceased effective December 31, 2004.
2.20. Profit Sharing Deferral — means a deferral under the SERP equal to the difference between (i) the amount of profit sharing contribution that would have been made to the Retirement Plan had Code Limits not applied and (ii) the amount of profit sharing contribution made to the Retirement Plan.
2.21. PRP Compensation — means compensation payable to a Participant pursuant to a Performance Reward Plan (or similar broad-based cash incentive plan) maintained by the Corporation or an Affiliate.
2.22. PRP Deferral — means a deferral under the SERP equal to the PRP Compensation that would have been contributed to the Retirement Plan as a pre-tax contribution had Code Limits not applied.
2.23. Retirement Plan — means the Harris Corporation Retirement Plan, as amended from time to time.
2.24. Separation from Service — means a termination of employment with the Corporation and its affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). Notwithstanding any other provision herein, “affiliate” for purposes of determining whether a Participant has incurred a “Separation from Service” shall be defined to include all entities that would be treated as part of the group of entities comprising the Corporation under sections 414(b) and (c) of the Code and accompanying regulations, but substituting a 50% ownership level for the 80% ownership level set forth therein.
2.25. SERP — means this Harris Corporation 2005 Supplemental Executive Retirement Plan, as amended from time to time.
2.26. Specified Employee — shall have the meaning set forth in the Harris Corporation Specified Employee Policy for 409A Arrangements, as amended from time to time, which policy hereby is incorporated herein.
2.27. Unforeseeable Emergency — means (i) a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) the loss of a Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, irrespective of whether caused by a natural disaster) or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what may be considered to be Unforeseeable Emergencies include (a) the imminent foreclosure of or eviction from the Participant’s primary residence, (b) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (c) the need to pay for funeral expenses of a Participant’s spouse or dependent.
ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.1. Eligibility. An employee of the Corporation or an Affiliate shall be eligible to participate in the SERP for a Plan Year if (i) the employee is a participant in the Retirement Plan and the requirements set forth in (a), (b) or (c) below are satisfied or (ii) the Committee, in its sole discretion, designates the employee as eligible to participate in the SERP for the Plan Year and the employee is a member of a select group of management or highly compensated employees (within the meaning of section 201(2) of ERISA). Notwithstanding the foregoing, an employee of the Corporation or an Affiliate shall not be eligible to participate in the SERP if the employee has waived in writing participation in the SERP.
     (a) General Compensation Deferrals. An employee who participates in the Retirement Plan shall be eligible to have General Compensation Deferrals made under the SERP on his or her behalf for a Plan Year if the employee’s annual rate of compensation, as in effect at the commencement of the election period with respect to General Compensation Deferrals for the Plan Year or at any time thereafter through August 31 of the Plan Year, is at least equal to the threshold amount for SERP participation in effect at that time as determined by the Committee in its sole discretion (the “Threshold Compensation Rate”). An employee who attains the Threshold Compensation Rate after August 31 of a Plan Year (whether as a result of the employee’s hire by the Corporation or an Affiliate, promotion or any other reason) shall not be eligible to have General Compensation Deferrals made on his or her behalf with respect to such Plan Year.
     (b) PRP Deferrals. An employee who participates in the Retirement Plan shall be eligible to have a PRP Deferral made under the SERP on his or her behalf for a Plan Year if the employee’s annual rate of compensation, as in effect at the commencement of the election period with respect to PRP Deferrals for the Plan Year, is at least equal to the Threshold Compensation Rate. An employee who attains the Threshold Compensation Rate after the commencement of the election period with respect to PRP Deferrals for a Plan Year (whether as a result of the employee’s hire by the Corporation or an Affiliate, promotion or any other reason) shall not be eligible to have a PRP Deferral made on his or her behalf with respect to such Plan Year.
     (c) Matching Deferrals and Profit Sharing Deferrals. An employee who participates in the Retirement Plan shall be eligible to have Matching Deferrals or a Profit Sharing Deferral made under the SERP on his or her behalf for a Plan Year if the employee’s annual rate of compensation, as in effect on the date that the Matching Deferral or Profit Sharing Deferral is to be allocated, is at least equal to the Threshold Compensation Rate.
In the event that the annual rate of compensation of an employee who has elected General Compensation Deferrals or a PRP Deferral is reduced below the Threshold Compensation Rate, deferrals on behalf of such employee shall cease (i) with respect to General Compensation earned during the Plan Year subsequent to the Plan Year during which the Participant’s annual rate of compensation is so reduced and (ii) with respect to PRP Compensation earned during the

Fiscal Year subsequent to the Fiscal Year during which the Participant’s annual rate of compensation is so reduced.
3.2. Participation with respect to General Compensation Deferrals and PRP Deferrals.
     (a) In General. An eligible employee may have General Compensation Deferrals and/or a PRP Deferral made on his or her behalf for a Plan Year by submitting to the Committee an Election Form or Election Forms specifying (i) the percentage of the employee’s General Compensation or PRP Compensation, as applicable, to be deferred in the aggregate under the Retirement Plan and SERP for the Plan Year, with such deferrals being made to the SERP only to the extent that such deferrals cannot be made to the Retirement Plan due to Code Limits and (ii) the form in which the Participant’s deferrals for the Plan Year (and earnings and losses thereon) shall be distributed, as further described in Section 6.3. Unless otherwise determined by the Committee, an eligible employee may submit separate Election Forms, and make separate elections, with respect to General Compensation Deferrals and a PRP Deferral for a Plan Year. In the case of an eligible employee’s initial Election Form, the eligible employee shall specify the treatment of his or her aggregate General Compensation Deferrals and PRP Deferrals (and earnings or losses thereon) in the event of a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), as further described in Section 6.7. A Participant who has elected to have General Compensation Deferrals and/or a PRP Deferral made on his or her behalf, but who fails to elect on a timely basis a form of distribution with respect to such deferrals (and earnings or losses thereon) for a particular Plan Year or the treatment of General Compensation Deferrals and PRP Deferrals (and earnings or losses thereon) in the event of a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), shall be deemed to have elected, respectively, (i) distribution in installments over a ten-year period and (ii) distribution in a single sum at the time determined by the Corporation within sixty (60) days following the date of the Change of Control.
     (b) Submission of Election Form. An Election Form must be completed and submitted to the Committee in accordance with procedures prescribed by the Committee, but in any event (i) with respect to General Compensation Deferrals, prior to the commencement of the Plan Year during which the General Compensation is earned and (ii) with respect to PRP Deferrals, prior to the commencement of the Fiscal Year during which the PRP Compensation is earned. Notwithstanding the foregoing, a Newly Eligible Employee may elect to have General Compensation Deferrals made on his or her behalf under the SERP during the Plan Year of his or her initial eligibility by submitting an Election Form within 30 days after the date he or she becomes eligible to participate in the SERP, which mid-year election shall be effective as of the first pay date that is at least 30 days after the date the election is filed.
     (c) Irrevocability of Elections. A Participant’s elections set forth in an Election Form shall become irrevocable as of the latest date on which such elections may be made pursuant to Section 3.2(b). Notwithstanding the foregoing, any election by a Participant to participate in the SERP in effect on the date when the Participant receives a distribution from the SERP or any other nonqualified deferred compensation arrangement maintained by the Corporation or an Affiliate on account of the Participant’s Unforeseeable Emergency, or on the date when the

Participant receives a withdrawal from the Retirement Plan on account of the Participant’s hardship, shall be cancelled, effective as of the date of such distribution or withdrawal.
     (d) Rollover of Elections. A Participant’s elections set forth in an Election Form shall continue in effect from year to year until (i) changed by the Participant with respect to future General Compensation Deferrals or PRP Deferrals, (ii) cancelled pursuant to Section 3.2(c) in connection with the Participant’s Unforeseeable Emergency or hardship or (iii) the Participant ceases to meet the eligibility criteria set forth in Section 3.1. Any election changes by the Participant with respect to future General Compensation Deferrals or PRP Deferrals shall be made on a new Election Form (to be submitted in accordance with procedures prescribed by the Committee) and shall be given effect (i) with respect to General Compensation earned during the Plan Year subsequent to the Plan Year during which the new Election Form is submitted and (ii) with respect to PRP Compensation earned during the Fiscal Year subsequent to the Fiscal Year during which the new Election Form is submitted.
3.3. Participation with respect to Matching Deferrals and Profit Sharing Deferrals. An eligible employee automatically shall participate in the SERP in connection with, and need not submit an election form related to, Matching Deferrals or a Profit Sharing Deferral with respect to a Plan Year. Notwithstanding any election or elections made by a Participant pursuant to Section 6.3 regarding the form of distribution of his or her Account, a Participant’s Matching Deferrals and Profit Sharing Deferrals (and earnings or losses thereon) shall be distributed in a single sum. In the event of a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), a Participant’s Matching Deferrals and Profit Sharing Deferrals (and earnings or losses thereon) shall be distributed in a single sum at the time determined by the Corporation within sixty (60) days following the date of the Change of Control.
ARTICLE IV — ALLOCATIONS
4.1. Deferral due to Code Limits. Any General Compensation Deferral or PRP Deferral elected by a Participant for a Plan Year, or Matching Deferral or Profit Sharing Deferral automatically made on behalf of a Participant for a Plan Year, shall be credited to the Participant’s Account at the same time as such amount would have been contributed to the Retirement Plan but for the existence of Code Limits.
4.2. Compensation Deferral unrelated to Code Limits. In addition to any General Compensation Deferral or PRP Deferral that a Participant may elect pursuant to Section 3.2 for a Plan Year, the Committee, in its sole discretion, may permit a Participant to elect to defer under this SERP for a Plan Year a portion of his or her compensation to be earned during such year by completing an election form in accordance with procedures established by the Committee and the requirements of section 409A of the Code. An amount equal to such portion of the Participant’s compensation shall be credited to the Participant’s Account at the time determined by the Committee.
4.3. Deferral with respect to Equity Awards. To the extent that any award or payment under the Harris Corporation 2000 Stock Incentive Plan, the Harris Corporation 2005 Equity Incentive Plan or any successor thereto is to be deferred under this SERP pursuant to action of the Compensation Committee, the amount which is so deferred shall be credited to the Account of the affected Participant at the time determined by the Compensation Committee. Any elections by the Participant in connection therewith shall be made in accordance with procedures established by the Committee and the requirements of section 409A of the Code.
4.4. Special Awards. The Compensation Committee, in its sole discretion, at any time may grant a special award under this SERP to any Participant, and an amount equal to the award shall be credited to the Participant’s Account at the time determined by the Compensation Committee. The crediting of such award, and any elections by the Participant in connection therewith, shall be made in accordance with procedures established by the Committee and the requirements of section 409A of the Code.
ARTICLE V— ACCOUNTS AND INVESTMENT
5.1. Establishment of Accounts. An Account shall be established on the books of the Corporation in the name and on behalf of each Participant. A Participant’s Account shall be credited in an amount equal to (i) deferrals made on behalf of a Participant pursuant to Section 4.1 in connection with Code Limits, (ii) deferrals of compensation made by a Participant pursuant to Section 4.2 unrelated to Code Limits, (iii) deferrals pursuant to Section 4.3 in connection with equity awards; (iv) special awards granted pursuant to Section 4.4, and (v) any deemed investment gains and losses determined pursuant to Section 5.2.
5.2. Account Investment.
     (a) In General. Each Participant’s Account shall be credited with earnings and losses experienced by the investment funds elected by such Participant, in accordance with rules and procedures established by the Committee, from among the investment funds designated by the Investment Committee from time to time. During any period in which no investment election with respect to a Participant’s Account, or portion thereof, is on file with the Committee, the Participant’s Account, or portion thereof, as applicable, shall be deemed to be invested in an age-appropriate LifeCycle Fund (or such other investment fund designated by the Investment Committee from time to time).
     (b) Harris Stock. If the Harris Stock Fund is designated by the Investment Committee as an investment fund hereunder, and except as otherwise determined by the Investment Committee, (i) a Participant may not elect a deemed investment in the Harris Stock Fund of more than 20% of the deferrals newly made on his or her behalf under the SERP and (ii) a Participant may not, pursuant to a change in an investment election, cause more than 20% of the Participant’s Account to be deemed to be invested in the Harris Stock Fund. If a Participant who is a director or officer of the Corporation within the meaning of Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended, elects to have his or her Account credited with earnings and losses experienced by the Harris Stock Fund (if an available investment fund hereunder), then, unless otherwise directed by the Investment Committee with respect to all such directors and officers, such an election with respect to amounts credited during any calendar quarter to such Participant’s Account shall be an election to have the amounts deemed to be invested in the Stable Value Fund (or such other investment fund designated by the Investment Committee from time to time) until the first day of the following calendar quarter and on such day shall be an election to have the amounts deemed to be invested in the Harris Stock Fund.
     (c) Investment Election to Remain in Effect. A Participant’s investment election shall remain in effect until the Participant changes it. Investment election changes shall be subject to such limitations as the Committee from time to time may impose (including restrictions on investment election changes that apply solely to a particular investment fund and restrictions designed to insure compliance with securities or other laws).
     (d) Timing of Investment Return. A Participant’s Account shall be credited periodically with amounts equal to the gains and losses that would have been realized by the Corporation if the Account had been invested as it is deemed to be invested.
ARTICLE VI — VESTING AND DISTRIBUTION
6.1. Vesting. Amounts credited to a Participant’s Account pursuant to Section 4.1 (as adjusted for deemed earnings and losses pursuant to Section 5.2) shall become vested at the same time and to the same extent as their corresponding contributions to the Retirement Plan become vested. Amounts credited to a Participant’s Account pursuant to Section 4.2 (as adjusted for deemed earnings and losses pursuant to Section 5.2, to the extent applicable) shall become vested as determined by the Committee. Amounts credited to a Participant’s Account pursuant to Sections 4.3 and 4.4 (as adjusted for deemed earnings and losses pursuant to Section 5.2, to the extent applicable) shall become vested as determined by the Compensation Committee.
6.2. Time of Distribution.
     (a) In General. Subject to Sections 6.2(b) and 6.4, a Participant shall commence distribution of his or her vested Account in January of the calendar year immediately following the later of (i) the calendar year during which the Participant attains age 55 and (ii) the calendar year during which the Participant Separates from Service.
     (b) Special Rule for Specified Employees. Notwithstanding any provision to the contrary in this SERP, if a Participant is a Specified Employee as of the date of the Participant’s Separation from Service and is entitled to payment hereunder on account of such separation, no payment of the Participant’s vested Account under this SERP (including in connection with the Participant’s Unforeseeable Emergency or a Change of Control) shall be made before the date which is six months after the date of the Separation from Service (or, if earlier than the end of such six-month period, the date of the Participant’s death). Any payment delayed pursuant to the immediately preceding sentence shall be paid in a single sum during the seventh calendar month following the calendar month during which the Participant Separates from Service.
6.3. Form of Distribution. A Participant may elect to receive distribution of his or her vested Account in any one of the following forms:
(1)	a single sum;

(2)	installments over a three-year period;

(3)	installments over a five-year period;

(4)	installments over a seven-year period;

(5)	installments over a ten-year period; or

(6)	installments over a fifteen-year period.
Installment payments shall be made annually. Subject to Section 6.8, a Participant’s election with respect to the form of distribution of his or her vested Account shall be irrevocable.
6.4. De Minimis Amounts. Notwithstanding Sections 6.2(a) and 6.3 or any other provision herein to the contrary, but subject to Section 6.2(b), if at the time of the Participant’s Separation from Service, the aggregate of (i) the Participant’s vested Account and (ii) the Participant’s vested interest in any other Account Balance Plan does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code at such time, then the Participant’s vested Account and the Participant’s vested interest in such other Account Balance Plan shall be distributed in a single sum during the calendar month following the calendar month during which the Participant Separates from Service.
6.5. Death. If a Participant shall die before his or her entire vested Account is distributed, then the remaining vested Account shall be paid, at the time and in the manner such vested Account would have been paid to the Participant, to the beneficiary or the beneficiaries designated by the Participant in the manner prescribed by the Committee. A Participant may revoke or change his or her beneficiary designation at any time by filing a new beneficiary designation with the Committee during his or her lifetime. If a Participant does not designate a beneficiary under the SERP or if no designated beneficiary survives the Participant, then the Participant’s vested Account shall be distributed to the beneficiary or beneficiaries entitled to his or her accounts under the Retirement Plan (or who would be so entitled if the Participant had Retirement Plan accounts).
6.6. Unforeseeable Emergency. Upon written request by a Participant whom the Committee determines has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, direct payment to the Participant of all or any portion of the Participant’s vested Account. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such payment after taking into account the extent to which such Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals hereunder or under any other Account Balance Plan. A Participant shall provide the Committee with documentation evidencing the Unforeseeable Emergency. In the event that the Committee approves a withdrawal due to an Unforeseeable Emergency, payment shall be made to the Participant in a lump sum as soon as practicable following such approval, but in no event later than ninety (90) days after the occurrence of the Unforeseeable Emergency. A request for an

Unforeseeable Emergency withdrawal by a Specified Employee who has Separated from Service shall be subject to any delay required by Section 6.2(b).
6.7. Change of Control. Notwithstanding any provision to the contrary in this SERP, in the event of a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), a Participant’s vested Account either (i) shall be distributed to such Participant in a single sum at the time determined by the Corporation within sixty (60) days following the date of the Change of Control or (ii) shall be transferred to (or retained in) a grantor trust established by the Corporation and distributed at the same time and in the same form as such Account would have been distributed if a Change of Control had not occurred, as determined by the Change of Control election made by the Participant pursuant to Section 3.2(a) or as set forth in Section 3.3. In the event of a Change of Control that does not qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), a Participant’s vested Account shall be transferred to (or retained in) a grantor trust established by the Corporation and distributed at the same time and in the same form as such Account would have been distributed if a Change of Control had not occurred. The provisions of this Section 6.7 may not be amended on or after the date of a Change of Control without the written consent of a majority of those individuals with Accounts under the SERP on the date of the Change of Control.
6.8. Special Transition Election. Notwithstanding any provision herein to the contrary, at a time determined by the Committee no later than December 31, 2008 (or any later date permitted under transition rules under section 409A of the Code), a Participant shall be permitted to change the form of distribution and Change of Control elections previously made by such Participant with respect to his or her Account, subject to rules and procedures established by the Committee and all requirements of section 409A of the Code and guidance provided thereunder.
6.9. Withholding for Taxes. For each calendar year in which a Participant’s compensation is reduced pursuant to the Participant’s elections under the SERP, the Corporation shall withhold from the Participant’s payments of compensation any taxes imposed upon the Participant pursuant to section 3121(v) of the Code in respect to the amount by which the Participant’s compensation is reduced. The Corporation shall have the right to deduct any federal, state or local income, employment or other taxes required by law to be withheld with respect to any payments to be made under the SERP, and to withhold such amounts from any other compensation or payment due the Participant (or his or her beneficiary).
6.10. Reemployment. The reemployment by the Corporation or an Affiliate of a separated Participant whose Account is being distributed in the form of installments shall not change the time or form of payment of the Participant’s unpaid vested Account, which vested Account will continue to be paid in installments in accordance with the distribution schedule in effect immediately prior to the Participant’s reemployment.
6.11. Receipt of Distribution by Direct Deposit. As a condition to participation in the SERP, each eligible employee shall agree to receive any distribution under the SERP in the form of direct deposit (or other method determined by the Committee).

ARTICLE VII — ADMINISTRATION
7.1. Authority of Committee. The SERP shall be administered by the Committee. The Committee shall, in its sole discretion, have the complete authority to interpret the SERP, to adopt rules for carrying out the purposes of the SERP and to make all other determinations necessary or advisable for the administration of the SERP. To the extent practicable and consistent with section 409A of the Code, the SERP shall be administered in a manner consistent with the administration of the Retirement Plan. Any decision with respect to, or interpretation of, any provision of the SERP made by the Committee shall be final and conclusive, and shall be binding on all Participants, their beneficiaries and any other person. Benefits under the SERP shall be paid only if the Committee decides, in its sole discretion, that the Participant or beneficiary is entitled to them. A Participant who has any authority to make SERP administrative decisions may not participate in any such decision that may affect his or her rights or obligations under the SERP, unless the decision affects all Participants.
7.2. Delegation of Authority. Each of the Compensation Committee, the Committee and the Investment Committee may delegate any of its responsibilities, powers and duties under the SERP to any person or committee. The Compensation Committee, the Committee and the Investment Committee (or any delegate of such committee) may employ such attorneys, agents and advisors as such committee (or such delegate) may deem necessary or advisable to assist it in carrying out its duties hereunder.
7.3. Liability. No member of the Compensation Committee, the Committee or the Investment Committee (and no person or committee to whom any such committee has delegated any of its responsibilities, powers or duties under the SERP) shall be liable for, and the Corporation hereby indemnifies such members, persons or committees with respect to the effects and consequences of, any action or failure to act under the SERP in an official capacity, except where such action or failure to act was due to willful or gross misconduct or criminal acts.
7.4. Claims Procedure. If any Participant or beneficiary believes he or she is entitled to benefits under the SERP in an amount greater than those which he or she is receiving or has received, he or she (or his or her duly authorized representative) may file a claim with the Committee. Any such claim shall be processed in accordance with, and subject to, the claims procedure set forth in the Retirement Plan, which is incorporated herein by reference.
7.5. Statute of Limitations for Actions under the SERP. Except for actions to which any statute of limitations prescribed by ERISA applies, (a) no legal or equitable action relating to a claim for benefits under section 502 of ERISA with respect to the SERP may be commenced later than one (1) year after the claimant receives a final decision from the Committee in response to the claimant’s request for review of an adverse benefit determination (or, if later, one (1) year after the effective date of this provision, which is January 1, 2009) and (b) no other legal or equitable action involving the SERP may be commenced later than two (2) years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action (or, if later, two (2) years after the effective date of this provision, which is January 1, 2009). This provision shall not bar the SERP or the Corporation from recovering, in accordance with section 409A of the Code or other applicable law, overpayments of benefits or other amounts incorrectly paid to any person under the SERP at any time or bringing any legal or equitable action against any party.
ARTICLE VIII — GENERAL PROVISIONS
8.1. Amendment and Termination. Subject to Section 6.7, (i) at any time the Compensation Committee may adopt amendments to the SERP (irrespective of whether such amendments are material or nonmaterial) or may terminate the SERP, and (ii) at any time the Committee may adopt nonmaterial amendments to the SERP. Notwithstanding the previous sentence, no amendment or termination of the SERP shall reduce or cancel any amount credited to any Participant’s Account.
8.2. Anti-Alienation. A Participant’s rights and interest under the SERP may not be assigned or transferred except by will or the laws of descent or distribution, or as may be required under ERISA pursuant to a qualified domestic relations order. Any other purported transfer, assignment, pledge, encumbrance or attachment of any payments or benefits under the SERP shall not be permitted or recognized and shall be void.
8.3. Funding. The Corporation may, but is not required to, establish a trust to fund the amounts credited to Accounts under the SERP, provided that the assets in such trust shall be subject to the claims of the Corporation’s general creditors in the event of insolvency. Participants (and beneficiaries) shall have no interest in any fund or specific asset of the Corporation. The rights of each Participant (and beneficiary) to any payments under the SERP shall be solely those of an unsecured general creditor of the Corporation.
8.4. Inability to Locate Participant or Beneficiary. If, as of the Latest Payment Date, the Committee is unable to make payment of all or a portion of a Participant’s Account to such Participant or his or her beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Committee of other reasonable diligence), then the portion of the Participant’s Account with respect to which payment is due shall be forfeited. For this purpose, the “Latest Payment Date” shall be the latest date on which a Participant’s Account, or portion thereof, as applicable, may be paid to the Participant or the beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code.
8.5. Severability. If any provision of the SERP is found illegal or invalid by any court having proper jurisdiction, then such provision shall be construed by such court to reflect most nearly the Corporation’s original intent in adopting the SERP, consistent with applicable law, and the illegality or invalidity shall not affect the remaining provisions of the SERP.
8.6. Not a Contract of Employment. The SERP shall not constitute a contract of employment or in any manner obligate the Corporation or an Affiliate to continue the employment of any employee.
8.7. Successors and Assigns. The provisions of the SERP shall bind and inure to the Corporation and its successors and assigns, as well as each Participant and beneficiary.

8.8. Applicable Law. The SERP shall be construed and governed in all respects in accordance with the laws of the State of Florida to the extent that the latter are not preempted by ERISA or other applicable federal law. Venue for any action arising under the SERP shall be in Brevard County, Florida.
8.9. Compliance with Section 409A of the Code. The SERP is intended to comply with section 409A of the Code and shall be administered and interpreted accordingly. In the event that the SERP does not comply with section 409A of the Code, the Corporation shall have the authority to amend the terms of the SERP (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made by the Corporation without the consent of any Participant or beneficiary) to avoid the imposition of excise taxes, interest and other penalties under section 409A of the Code, to the extent possible. Notwithstanding the foregoing, no particular tax result for any Participant in connection with participation in the SERP is guaranteed, and the Participant solely shall be responsible for any taxes, interest, penalties or other losses or expenses incurred by the Participant in connection with such participation.

     IN WITNESS WHEREOF, the Harris Corporation Employee Benefits Committee has caused this instrument to be executed by its duly authorized representative on this 7th day of November, 2008.

HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE

By:	/s/ John D. Gronda
Title:	Secretary